Exhibit 99.1

News Release

Weatherford Reports Third Quarter 2015 Results
Positive free cash flow from operations of $123 million
Operating income improved 3% sequentially despite revenue decline
Current reduction in force target of 14,000; previous target of 11,000 complete
2015 capital expenditures target reduced to $650 million
BAAR, SWITZERLAND, October 21, 2015 - Weatherford International plc (NYSE: WFT) reported a net loss before charges of $42 million ($0.05 net loss per share non-GAAP) on revenues of $2.24 billion for the third quarter of 2015. GAAP net loss for the third quarter of 2015 was $170 million, or a net loss of $0.22 per share.

Third Quarter 2015 Highlights

•	Net debt decreased by $28 million and positive free cash flow from operations was $123 million;

•
Operating income increased 3% and by 47 basis points sequentially, driven mostly by improvements in North America where revenue increased by 2% and operating margins increased 493 basis points with the modest recovery from spring break up in Canada and continued cost reduction measures;

•	Best-in-class sequential incrementals of 2% and year-on-year decrementals of 29%;

•	Completed the previous reduction in force target of 11,000 employees by September 30, 2015, with realized annualized savings of $803 million; and

•	Repurchased $236 million of long-term debt through open market transactions generating a gain of $35 million.

(In Millions, Except Percentages and bps)	Three Months Ended			Change
	9/30/2015	6/30/2015	9/30/2014	Sequential		Year-on-Year
Total
Revenue	$2,237	$2,390	$3,877	(6)%		(42)%
Operating Income	$120	$117	$598	3%		(80)%
Operating Income Margin	5.4%	4.9%	15.4%	47	bps	(1,008)	bps
North America
Revenue	$824	$808	$1,814	2%		(55)%
Operating Income	$(54)	$(92)	$294	42%		(118)%
Operating Income Margin	(6.5)%	(11.5)%	16.2%	493	bps	(2,275)	bps
International
Revenue	$1,227	$1,397	$1,779	(12)%		(31)%
Operating Income	$158	$205	$295	(23)%		(46)%
Operating Income Margin	12.9%	14.7%	16.6%	(182)	bps	(372)	bps
Land Drilling Rigs
Revenue	$186	$185	$284	1%		(34)%
Operating Income	$16	$4	$9	288%		76%
Operating Income Margin	8.4%	2.2%	3.1%	622	bps	528	bps
(All Operating Income numbers are non-GAAP and numbers in the table above reflect actual results and may not compute from the table due to rounding)

Bernard J. Duroc-Danner, Chairman of the Board, President and Chief Executive Officer, stated, “We continue to make rapid and deep cost progress and drive structural change, while effectively redirecting our culture and strengthening our talent bench. Our actions remain centered around perennially improving our cost structure through cycles and intensifying capital allocation and cash generation as a company-wide discipline. Our direction is steadfast.

Our free cash flow from operations in the third quarter increased to $123 million. We are confident in our ability to generate positive free cash flow every quarter going forward and on a full year basis this year and beyond. Our path further takes us towards operating excellence and a strict focus on our industrial core.”

Third Quarter 2015 Results

Revenue for the third quarter of 2015 was $2.24 billion compared with $2.39 billion in the second quarter of 2015 and $3.88 billion in the third quarter of 2014. Third quarter revenues declined 6% sequentially and 42% from the prior year. Sequentially, North America and Land Drilling Rigs improved, and were offset by the decline in International revenues.

Net loss on a non-GAAP basis for the third quarter of 2015 was $42 million (net loss of $0.05 per share), compared to a net loss of $77 million in the second quarter of 2015 (net loss of $0.10 per share), and a net income of $248 million in the third quarter of the prior year (net income of $0.32 per share).

GAAP net loss for the third quarter of 2015 was $170 million, or a net loss of $0.22 per share.

After-tax charges of $128 million for the third quarter include:

•	$47 million (pre-tax $40 million), net of legacy contract charges;

•	$40 million (pre-tax $51 million), of costs mostly related to severance and facility closures from our 2015 cost reduction plan;

•	$26 million (pre-tax $26 million), due to foreign currency devaluation and related charges primarily in Angola; and

•	$15 million (pre-tax $26 million), working capital true-ups related to our 2014 divestiture activity and other professional fees.

Operating income margin of 5.4% for the third quarter increased by 47 basis points sequentially, reflecting the benefits from our aggressive cost cutting measures in response to decreased pricing and activity and decreased by 1,008 basis points compared to the third quarter of 2014. Despite the 6% reduction in revenue, operating income improved sequentially with 2% incrementals and low decrementals of 29% compared to the third quarter of 2014. For the first nine months of this year, our decrementals were a best-in-class 28% compared with 140% in 2009, clearly reflecting our ability to match activity declines with structural cost reductions, while balancing our market share position.

Segment Highlights

Beginning in the first quarter of 2015, the regional results reflect the core Weatherford businesses, while the Land Drilling Rigs business results are disclosed as a separate operating segment. Prior period numbers have been reclassified to conform to the current presentation.

North America

Third quarter revenues of $824 million were up $16 million, or 2% sequentially, and down $990 million, or 55%, over the same quarter in the prior year. Third quarter operating losses reduced by $38 million sequentially to $54 million and were down $348 million from the operating income in the same quarter in the prior year. The sequential revenue growth reflected a very modest recovery from the spring break up in Canada that more than offset a slight U.S. decline. The revenue performance in the U.S. easily outperformed the reduction in U.S. Land horizontal rig count of 7% with market share gains across several product lines. Operating income improved sequentially due to higher revenues and the increasing impact of the cost reduction and efficiency measures taken through this year. Sequential incrementals were 246% while year-on-year decrementals were 35%. On a year-to-date basis, decrementals versus 2014 were 40% compared with 54% during the previous downturn in 2009.

International Operations

Third quarter revenues of $1.2 billion were down $170 million, or 12% sequentially, and down $552 million, or 31%, over the same quarter in the prior year. Third quarter operating income of $158 million (12.9% margin) was down $47 million sequentially and by $137 million from the same quarter in the prior year.

•	Latin America
Third quarter revenues of $421 million were down $42 million, or 9% sequentially, and down $170 million, or 29%, compared to the same quarter in the prior year. Third quarter operating income of $73 million (17.7% margin) was down 13% sequentially, and down 24%, compared to the same quarter in the prior year. The sequential revenue decline was primarily due to reduced activity in Mexico, Venezuela, Brazil, and Colombia, reflecting deep customer spending cuts. Operating income declines were driven by the lower revenue during the quarter, partly offset by vigorous and proactive cost reductions. Sequential decrementals were 25% while year-on-year decrementals were 13%. On a year-to-date basis, decrementals versus 2014 were a mere 4%.

•	Europe/Sub-Sahara Africa/Russia
Third quarter revenues of $361 million were down $57 million, or 14% sequentially, and down $194 million, or 35%, over the same quarter in the prior year. Third quarter operating income of $43 million (11.7% margin) was down $22 million or 36% sequentially, and down 65% when compared to the same quarter in the prior year. Revenue declined due to the drop in activity levels in the North Sea as well as in Angola and Gabon in Sub-Sahara Africa, while Russia activity was strong, but suffered from a foreign exchange impact sequentially. Net of foreign exchange currency rate changes, Russia revenue was sequentially higher with strong margins. Overall operating income in the quarter was negatively affected by project delays across the Europe/Caspian region and cancellations across Sub-Sahara Africa, coupled with pricing concessions.

•	Middle East/North Africa/Asia Pacific
Third quarter revenues of $445 million were down $71 million, or 14% sequentially, and down $188 million, or 30%, over the same quarter in the prior year. Third quarter operating income of $42 million (9.3% margin) was down 24% sequentially and down 47% from the same quarter in the prior year. As the Early Production Facilities legacy contract in Iraq draws to a close, revenue recognition on the contract declines naturally. Excluding the decline in this contract, overall revenue was down 10% sequentially, mainly due to project delays in the Middle East, coupled with weakness in the AsiaPacific region, particularly in Australia. Low operating income decrementals of 19% were helped by the continued cost reduction measures responsive to the activity declines.

Land Drilling Rigs

Third quarter revenues of $186 million were up $1 million, or 1% sequentially, and down $98 million, or 34%, compared to the same quarter in the prior year. Third quarter operating income of $16 million (8.4% margin) was up $12 million sequentially with a 622 basis point increase and up $7 million from the same quarter in the prior year. Sequential revenues in international drilling remain flat in the third quarter. Operating income increased primarily due to improved efficiency in overall operations and early termination fees from contract cancellations.

Free Cash Flow and Net Debt

Free cash flow from operations was $123 million. Given that the third quarter is an interest payment heavy quarter coupled with continuing cash costs for the Zubair project in Iraq of $33 million and severance cash cost and payments of $46 million, this free cash flow performance reflects the focus and determination to consistently produce positive cash results. Working capital balances generated free cash of $170 million during the quarter, due to continuing improvements from strong customer collections and reductions in inventory levels. Capital expenditures of $105 million (net of lost-in-hole) in the third quarter were down sequentially by 34% and down 70% from the same quarter of the prior year, showing continued sequential reductions for the third consecutive quarter from our tightly controlled spending in the current environment.

During the quarter, we also opportunistically repurchased $236 million book value of our long-term debt, generating a one-time pre-tax gain of $35 million, while also reducing our future annual interest costs by $15 million. This action demonstrates our confidence in generating enough free cash flow from operations consistently, allowing us to not only manage business needs but also manage maturing debt in 2016 and 2017, which we expect to repay with free cash flow.

Outlook

We expect positive free cash flow in the fourth quarter and for the full year driven by further reductions in working capital balances, and continued discipline on capital expenditure spending. The full year forecast for capital expenditures has now been further revised downwards by another $100 million to $650 million, which is 55% lower than 2014 levels.

We successfully completed all of the previously announced headcount reduction of 11,000 during the third quarter. This target has been revised upward to 14,000 with an increased focus on support positions to be completed by year end. In addition to our headcount reductions, we have closed five of our planned seven manufacturing and service facilities. We will close one more by the end of the year, and the remaining closure will occur in 2016. We have also closed over 60 operating facilities across North America through the first half of 2015 and over 70 through September 30, 2015. We plan to close approximately 90 by the end of the year. The aggregate results of these measures will mitigate the effects of the downturn. Market conditions may continue to remain increasingly challenged and to help offset the decline, we plan to further reduce our cost structure to reflect the current environment.

Bernard J. Duroc-Danner, Chairman, President and Chief Executive Officer commented, “Market conditions will experience further near-term activity reductions in the U.S., Latin America, and Sub-Sahara Africa. We believe that Asia Pacific has bottomed out as a market, while we expect the Middle East/North Africa and Russia to remain robust. Over the medium term, we expect commodity prices to recover as the global oil supply and demand forces re-balance, sparking some early activity improvements in the second half of 2016. Pricing will continue to remain weak until 2017.

We will take advantage of this environment and continue to aggressively rationalize our cost base, upgrade our talent bench and generate positive free cash flow from operations. We will continue to exhibit spending restraint and discipline right through 2016 and 2017. Counting all of the cost reduction measures we have undertaken in 2014 and 2015, by the end of this year, we will have generated total cost savings of $2 billion, of which $600 million is as permanent as it is structural. We believe we can exit this down cycle, as a leaner, de-layered, more efficient and streamlined organization, ready to respond to market needs. Our actions will ensure very strong incrementals when the recovery unfolds, both in earnings and in free cash flow.

In the first nine months of 2015, we have recorded overall company decrementals of 28% when compared to 2014. We believe this statistic is among the best in the industry and reflects the focus and discipline we have exhibited this year. In the last downturn in 2009, the comparative number was a poor 140%, meaning that our operating income declined more than revenue.

Our balance sheet will be managed pro-actively with debt paydowns out of free cash flow over the next three years. We feel confident in our ability to de-lever the balance sheet.”

Reclassifications and Non-GAAP Financial Measures

Reclassifications have been made among the Company’s reportable segments due to a reorganization of our business into five reportable segments. All prior periods have been restated to conform to the current presentation within the Condensed Consolidated Statements of Operations and other financial information in the following pages.

Unless explicitly stated to the contrary, all financial measures used throughout this document are non-GAAP. Corresponding reconciliations to GAAP financial measures have been provided in the following pages to offer meaningful comparisons between current results and results in prior periods.

About Weatherford

Weatherford is one of the largest multinational oilfield service companies providing innovative solutions, technology and services to the oil and gas industry. The Company operates in over 100 countries and has a network of approximately 1,350 locations, including manufacturing, service, research and development, and training facilities and employs approximately 42,800 people. For more information, visit www.weatherford.com.

Conference Call

The Company will host a conference call with financial analysts to discuss the quarterly results on October 22, 2015, at 8:30 a.m. eastern daylight time (EDT), 7:30 a.m. central daylight time (CDT). Weatherford invites investors to listen to the call live via the Company’s website, www.weatherford.com, in the Investor Relations section. A recording of the conference call and transcript of the call will be available in that section of the website shortly after the call ends.

# # #

Contacts:	Krishna Shivram	+1.713.836.4610
Executive Vice President and Chief Financial Officer

	Karen David-Green	+1.713.836.7430
Vice President – Investor Relations and Corporate Communications

Forward-Looking Statements

This press release contains, and the conference call announced in this release may include, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, the Company’s quarterly non-GAAP earnings per share, effective tax rate, free cash flow, net debt, and capital expenditures, and are also generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “outlook,” “budget,” “intend,” “strategy,” “plan,” “guidance,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are based upon the current beliefs of Weatherford’s management, and are subject to significant risks, assumptions and uncertainties. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Readers are also cautioned that forward-looking statements are only predictions and may differ materially from actual future events or results, including the Company’s ability to implement the planned workforce reductions and facility closures; possible changes in the size and components of the expected costs, savings and charges associated with prior and ongoing workforce reduction and facility closures; and risks associated with the Company’s ability to achieve the benefits of such activities. Forward-looking statements are also affected by the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, the Company’s Quarterly Reports on Form 10-Q, and those set forth from time-to-time in the Company’s other filings with the Securities and Exchange Commission (“SEC”). We undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.

Weatherford International plc
Condensed Consolidated Statements of Operations
(Unaudited)
(In Millions, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	9/30/2015	9/30/2014	9/30/2015	9/30/2014
Net Revenues:
North America	$824	$1,814	$2,795	$5,083
Middle East/North Africa/Asia Pacific	445	633	1,494	1,831
Europe/SSA/Russia	361	555	1,196	1,632
Latin America	421	591	1,370	1,618
Subtotal	2,051	3,593	6,855	10,164
Land Drilling Rigs	186	284	566	1,020
Total Net Revenues	2,237	3,877	7,421	11,184

Operating Income (Expense):
North America	(54)	294	(156)	751
Middle East/North Africa/Asia	42	79	166	207
Europe/SSA/Russia	43	119	179	304
Latin America	73	97	256	266
Subtotal	104	589	445	1,528
Land Drilling Rigs	16	9	30	(9)
Research and Development	(56)	(72)	(179)	(216)
Corporate Expenses	(45)	(45)	(147)	(137)
Gain (Loss) on Sale of Businesses and Investments, Net	—	38	(2)	38
Impairments and Other Charges	(117)	(201)	(659)	(731)
Total Operating Income (Loss)	(98)	318	(512)	473

Other (Expense):
Interest Expense, Net	(114)	(122)	(351)	(376)
Currency Devaluation and Related Charges	(26)	—	(68)	—
Other, Net	12	(9)	(17)	(37)
Net Income (Loss) Before Income Taxes	(226)	187	(948)	60

Benefit (Provision) for Income Taxes	65	(98)	197	(136)

Net Income (Loss)	(161)	89	(751)	(76)
Net Income Attributable to Noncontrolling Interests	9	12	26	33
Net Income (Loss) Attributable to Weatherford	$(170)	$77	$(777)	$(109)

Income (Loss) Per Share Attributable to Weatherford:
Basic	$(0.22)	$0.10	$(1.00)	$(0.14)
Diluted	$(0.22)	$0.10	$(1.00)	$(0.14)

Weighted Average Shares Outstanding:
Basic	779	777	778	776
Diluted	779	784	778	776

Weatherford International plc
Selected Statements of Operations Information
(Unaudited)
(In Millions)
	Three Months Ended
	9/30/2015	6/30/2015	3/31/2015	12/31/2014	9/30/2014
Net Revenues:
North America	$824	$808	$1,163	$1,769	$1,814
Middle East/North Africa/Asia Pacific	445	516	533	575	633
Europe/SSA/Russia	361	418	417	497	555
Latin America	421	463	486	664	591
Subtotal	2,051	2,205	2,599	3,505	3,593
Land Drilling Rigs	186	185	195	222	284
Total Net Revenues	$2,237	$2,390	$2,794	$3,727	$3,877

	Three Months Ended
	9/30/2015	6/30/2015	3/31/2015	12/31/2014	9/30/2014
Operating Income (Loss):
North America	$(54)	$(92)	$(10)	$286	$294
Middle East/North Africa/Asia Pacific	42	55	69	60	79
Europe/SSA/Russia	43	65	71	95	119
Latin America	73	85	98	113	97
Subtotal	104	113	228	554	589
Land Drilling Rigs	16	4	10	(2)	9
Research and Development	(56)	(59)	(64)	(74)	(72)
Corporate Expenses	(45)	(46)	(56)	(41)	(45)
Gain (Loss) on Sale of Businesses and Investments, Net	—	(5)	3	311	38
Impairments and Other Charges	(117)	(471)	(71)	(716)	(201)
Total Operating Income (Loss)	$(98)	$(464)	$50	$32	$318

	Three Months Ended
	9/30/2015	6/30/2015	3/31/2015	12/31/2014	9/30/2014
Product Service Line Revenues:
Formation Evaluation and Well Construction (a)	$1,235	$1,355	$1,582	$1,934	$2,007
Completion and Production (b)	816	850	1,017	1,571	1,586
Land Drilling Rigs	186	185	195	222	284
Total Product Service Line Revenues	$2,237	$2,390	$2,794	$3,727	$3,877

	Three Months Ended
	9/30/2015	6/30/2015	3/31/2015	12/31/2014	9/30/2014
Depreciation and Amortization:
North America	$87	$97	$105	$108	$108
Middle East/North Africa/Asia Pacific	62	66	65	70	67
Europe/SSA/Russia	52	53	50	55	52
Latin America	63	62	61	65	57
Land Drilling Rigs	28	27	29	34	37
Research and Development and Corporate	6	6	6	6	6
Total Depreciation and Amortization	$298	$311	$316	$338	$327

(a)
Formation Evaluation and Well Construction includes Managed-Pressure Drilling, Drilling Services, Tubular Running Services, Drilling Tools, Wireline Services, Testing and Production Services, Re-entry and Fishing, Cementing, Liner Systems, Integrated Laboratory Services and Surface Logging.

(b)	Completion and Production includes Artificial Lift Systems, Stimulation and Completion Systems.

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP financial measures and ratios (as defined under the SEC’s Regulation G) may provide users of this financial information, additional meaningful comparisons between current results and results of prior periods. The non-GAAP amounts shown below should not be considered as substitutes for operating income, provision for income taxes, net income or other data prepared and reported in accordance with GAAP, but should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.

Weatherford International plc
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In Millions, Except Per Share Amounts)

	Three Months Ended			Nine Months Ended
	9/30/2015	6/30/2015	9/30/2014	9/30/2015	9/30/2014
Operating Income:
GAAP Operating Income (Loss)	$(98)	$(464)	$318	$(512)	$473
Restructuring, Exited Businesses and Severance	51	72	175	164	345
Loss (Gain) on Sale of Businesses	—	5	(38)	2	(38)
Impairments, Divestiture Related and Other Charges	26	218	24	265	336
Legacy Contracts and Other	40	69	2	118	50
Litigation Charges	—	112	—	112	—
Total Non-GAAP Adjustments	117	476	163	661	693
Non-GAAP Operating Income	$19	$12	$481	$149	$1,166

Income (Loss) Before Income Taxes:
GAAP Income (Loss) Before Income Taxes	$(226)	$(615)	$187	$(948)	$60
Operating Income Adjustments	117	476	163	661	693
Currency Devaluation and Related Charges	26	16	—	68	—
Non-GAAP Income (Loss) Before Income Taxes	$(83)	$(123)	$350	$(219)	$753

Benefit (Provision) for Income Taxes:
GAAP Benefit (Provision) for Income Taxes	$65	$132	$(98)	$197	$(136)
Tax Effect on Non-GAAP Adjustments	(15)	(80)	8	(104)	(51)
Non-GAAP Benefit (Provision) for Income Taxes	$50	$52	$(90)	$93	$(187)

Net Income (Loss) Attributable to Weatherford:
GAAP Net Income (Loss)	$(170)	$(489)	$77	$(777)	$(109)
Total Charges, net of tax	128	412	171	625	642
Non-GAAP Net Income (Loss)	$(42)	$(77)	$248	$(152)	$533

Diluted Earnings (Loss) Per Share Attributable to Weatherford:
GAAP Diluted Earnings (Loss) per Share	$(0.22)	$(0.63)	$0.10	$(1.00)	$(0.14)
Total Charges, net of tax	0.17	0.53	0.22	0.80	0.82
Non-GAAP Diluted Earnings (Loss) per Share	$(0.05)	$(0.10)	$0.32	$(0.20)	$0.68

GAAP Effective Tax Rate (a)	29%	21%	52%	21%	226%
Non-GAAP Effective Tax Rate (b)	60%	42%	26%	42%	25%

(a)	GAAP Effective Tax Rate is the GAAP provision for income taxes divided by GAAP income before income taxes.

(b)	Non-GAAP Effective Tax Rate is the Non-GAAP provision for income taxes divided by Non-GAAP income before income taxes and calculated in thousands.

Weatherford International plc
Selected Balance Sheet Data
(Unaudited)
(In Millions)

	9/30/2015	6/30/2015	3/31/2015	12/31/2014	9/30/2014
Assets:
Cash and Cash Equivalents	$519	$611	$512	$474	$582
Accounts Receivable, Net	2,045	2,259	2,631	3,015	3,259
Inventories, Net	2,767	2,921	3,052	3,087	3,229
Property, Plant and Equipment, Net	6,394	6,694	6,932	7,123	7,555
Goodwill and Intangibles, Net	3,224	3,335	3,311	3,451	3,663
Equity Investments	83	81	101	106	266
Current Assets Held for Sale	—	—	—	—	538

Liabilities:
Accounts Payable	1,015	1,104	1,462	1,736	1,749
Short-term Borrowings and Current Portion of Long-term Debt	1,684	1,556	1,554	727	1,715
Long-term Debt	6,020	6,268	6,278	6,798	7,004
Current Liabilities Held for Sale	—	—	—	—	77

Weatherford International plc
Net Debt
(Unaudited)
(In Millions)

Change in Net Debt for the Three Months Ended 9/30/2015:
Net Debt at 6/30/2015			$(7,213)
Operating Income (Loss)			(98)
Depreciation and Amortization			298
Capital Expenditures			(131)
Decrease in Working Capital			170
Litigation Settlements Paid			(120)
Restructuring and Other Asset Related Charges			24
Currency Devaluation and Related Charges			26
Income Taxes Paid			(82)
Interest Paid			(169)
Net Change in Billing in Excess/Costs in Excess			36
Other			74
Net Debt at 9/30/2015			$(7,185)

Change in Net Debt for the Nine Months Ended 9/30/2015:
Net Debt at 12/31/2014			$(7,051)
Operating Income (Loss)			(512)
Depreciation and Amortization			925
Capital Expenditures			(542)
Decrease in Working Capital			317
Litigation Settlements Paid			(120)
Goodwill & Long-Lived Asset Impairment and Other			144
Restructuring and Other Asset Related Charges			146
Currency Devaluation and Related Charges			68
Income Taxes Paid			(262)
Interest Paid			(408)
Net Change in Billing in Excess/Costs in Excess			34
Other			76
Net Debt at 9/30/2015			$(7,185)

Components of Net Debt	9/30/2015	6/30/2015	12/31/2014
Cash	$519	$611	$474
Short-term Borrowings and Current Portion of Long-term Debt	(1,684)	(1,556)	(727)
Long-term Debt	(6,020)	(6,268)	(6,798)
Net Debt	$(7,185)	$(7,213)	$(7,051)

“Net Debt” is defined as debt less cash. Management believes that Net Debt provides useful information regarding the level of Weatherford indebtedness by reflecting cash that could be used to repay debt.

Working capital is defined as accounts receivable plus inventory less accounts payable.

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP financial measures and ratios (as defined under the SEC’s Regulation G) may provide users of this financial information, additional meaningful comparisons between current results and results of prior periods. The non-GAAP amounts shown below should not be considered as substitutes for cash flow information prepared and reported in accordance with GAAP, but should be viewed in addition to the Company’s reported cash flow statements prepared in accordance with GAAP.

Weatherford International plc
Selected Cash Flow Data
(Unaudited)
(In Millions)

	Three Months Ended			Nine Months Ended
	9/30/2015	6/30/2015	9/30/2014	9/30/2015	9/30/2014
Net Cash Provided by Operating Activities	$134	$291	$350	$383	$379

Less: Capital Expenditures for Property, Plant and Equipment	(131)	(187)	(383)	(542)	(1,045)

Free Cash Flow	$3	$104	$(33)	$(159)	$(666)

Add: Litigation Settlements*	120	—	—	120	253

Free Cash Flow from Operations	$123	$104	$(33)	$(39)	$(413)

“Free Cash Flow” is defined as net cash provided by or used in operating activities less capital expenditures. Free cash flow is an important indicator of how much cash is generated or used by our normal business operations, including capital expenditures. Management uses free cash flow as a measure of progress on its capital efficiency and cash flow initiatives.

*Litigation settlements represent (a) a settlement payment of $120 million related to a shareholder derivative lawsuit in the three and nine months ended September 30, 2015 and (b) a settlement payment of $253 million to settle the United Nations oil-for-food program governing sales of goods into Iraq and Foreign Corrupt Practices Act matters for the nine months ended September 30, 2014.